Exhibit 99.1

LIBERTY GLOBAL TO PRESENT AT THE DEUTSCHE BANK 30TH ANNUAL MEDIA, INTERNET & TELECOM CONFERENCE

Denver, Colorado – March 11, 2022

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the Deutsche Bank 30th Annual Media, Internet & Telecom Conference on Monday, March 14, 2022 at 12:50 a.m. EDT. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 30 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect over 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in the Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.*

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Univision, Plume, Lionsgate and the Formula E racing series.

* Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the UK JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated US GAAP full year 2021 results for the VMO2 JV. For more information, please visit
www.libertyglobal.com.

Investor Relations                Corporate Communications
Michael Bishop +44 20 8483 6246        Matt Beake +44 20 8483 6428